Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-260828 on Form S-1 of our report dated March 22, 2022 with respect to the consolidated financial statements of Science 37 Holdings, Inc. included in the Prospectus Supplement of Science 37 Holdings, Inc. dated March 22, 2022, which is a part of this Registration Statement.

/s/ Ernst and Young LLP

Los Angeles, California

March 22, 2022